EXHIBIT 99.2

The following is a supplement (the “Supplement”) to the description of the business of ImmunoGen, Inc. (the “Company”) included in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Supplement should not be read in isolation and should be read together with the description of the Company’s business set forth in the Company’s reports filed pursuant to the Exchange Act. Unless otherwise provided in this Supplement, references to the “we,” “us,” and “our” and similar references refer to the Company.

We are a clinical-stage biotechnology company focused on developing the next generation of antibody- drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer patients more good days. We call this our commitment to “target a better now.”

An ADC with our proprietary technology comprises an antibody that binds to a target found on tumor cells and is conjugated to one of our potent anti-cancer agents as a “payload” to kill the tumor cell once the ADC has bound to its target. ADCs are an expanding approach to the treatment of cancer, with eleven approved products and the number of agents in development growing significantly in recent years.

We have established a leadership position in ADCs with a portfolio of differentiated product candidates to address both solid tumors and hematological malignancies.

Our lead program is mirvetuximab soravtansine (mirvetuximab), a first-in-class investigational ADC targeting folate receptor alpha (FRα), a cell-surface protein over-expressed in a number of epithelial tumors, including ovarian, endometrial, and non-small-cell lung cancers. Following consultation with the FDA, we initiated two trials of mirvetuximab in patients with platinum-resistant ovarian cancer whose tumors express high levels of FRα (FRα-high): SORAYA, a single-arm clinical trial that could lead to accelerated approval, pending FDA review; and MIRASOL, a randomized Phase 3 clinical trial that, if successful, could lead to full approval in this setting.

SORAYA is a single-arm study of mirvetuximab in patients with FRα-high platinum-resistant epithelial ovarian, primary peritoneal, or fallopian tube cancer and who have been treated with up to three prior regimens—at least one of which included bevacizumab. The primary endpoint for the study is confirmed objective response rate (ORR) as assessed by investigator, including complete and partial responses, and the key secondary endpoint is duration of response (DOR). ORR was also assessed by blinded independent central review (BICR). The study is designed to assess ORR as compared to a null hypothesis of a 12% ORR, based on expectations with available single agent chemotherapy from the AURELIA study in patients with platinum-resistant ovarian cancer and one to two prior lines of therapy.

SORAYA enrolled 106 patients with a median of three prior lines of therapy (range one to four; 51% had three prior lines of therapy and 48% had one to two prior lines of therapy). All patients received prior bevacizumab; 48% of patients received a prior poly ADP-ribose polymerase (PARP) inhibitor. As of the data cutoff on November 16, 2021, the median follow-up time was 8.1 months.

ORR by investigator was 32.4% (95% confidence interval (CI): 23.6%, 42.2%), including five complete responses (CRs). ORR by BICR was 31.6% (95% CI: 22.4%, 41.9%), including five CRs. Responses were observed regardless of prior PARP inhibitor or number of prior lines of therapy.

As of the November 16, 2021 cutoff date, median DOR was 5.9 months (95% CI: 5.6, 7.7). With nearly half of responders continuing on therapy, the duration of response continues to evolve and, with longer follow-up, median DOR could range from 5.7 to just above 7 months.

Mirvetuximab was observed to be well-tolerated, consistent with safety data seen in more than 700 patients treated in the broader mirvetuximab program. Treatment-related adverse events led to dose reductions in 19% of patients, dose delays in 32% of patients, and discontinuations in 7% of patients.

The most common treatment-related adverse events included blurred vision (41% all grade; 6% grade 3+), keratopathy (35% all grade; 9% grade 3+), and nausea (29% all grade; 0% grade 3+).

We plan to submit a biologics license application (BLA) to the FDA in the first quarter of 2022 for accelerated approval of mirvetuximab in second through fourth-line patients with FRα positive, platinum- resistant ovarian cancer who have been previously treated with bevacizumab. Thereafter, we plan to seek full approval on the basis of the Phase 3 MIRASOL trial, if the primary endpoint in MIRASOL is met.

Beyond FRα-high, platinum-resistant ovarian cancer in patients who had one or more prior lines of therapy, our strategy is to move mirvetuximab into earlier lines of ovarian cancer therapy. To this end, we are supporting investigator-sponsored trials of mirvetuximab in combination with carboplatin in a single- arm study in the neoadjuvant setting and in a randomized study comparing mirvetuximab combined with carboplatin to standard of care in patients with recurrent platinum-sensitive disease. We also initiated PICCOLO, a single-arm study of mirvetuximab monotherapy in later-line platinum-sensitive patients. In addition, we presented mature data from our Phase 1b FORWARD II trial of mirvetuximab plus Avastin® (bevacizumab) in recurrent ovarian cancer in an oral presentation at the American Society for Clinical Oncology Annual Meeting in June 2021. The combination demonstrated a 64% ORR, 11.8 month median DOR, and 10.6 month median progression free survival. Most AEs were low grade and the most common treatment related adverse events were gastrointestinal or ocular issues. We believe the combination of mirvetuximab plus bevacizumab has compelling activity in patients with high FRα recurrent ovarian cancer.

IMGN632 is an ADC comprised of a high-affinity antibody designed to target CD123 with site-specific conjugation to a DNA-alkylating payload of the novel IGN (indolinobenzodiazepine pseudodimer) class. Our IGNs are designed to alkylate DNA without cross-linking, which has provided a broad therapeutic index in preclinical models. We are advancing IMGN632 in clinical trials for patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN) and acute myeloid leukemia (AML). BPDCN is a rare form of blood cancer, with an annual incidence of between 500 and 1000 patients in the US. In October 2020, the FDA granted Breakthrough Therapy designation for IMGN632 for the treatment of patients with relapsed or refractory BPDCN. Based on feedback from the FDA, we have amended our ongoing 801 Phase 2 study, known as CADENZA, to add a new cohort of up to 20 frontline patients. Due to the impact of the pandemic and the challenge of enrolling patients in the ultra-rare BPDCN patient population, accrual has been slower than anticipated. We now expect to generate top-line data for this frontline cohort in the second half of 2022. At the upcoming American Society of Hematology Annual Meeting (ASH), we will present an abstract on three frontline patients who were enrolled in Study 801 prior to opening of the pivotal frontline cohort; all three of these patients achieved clinical complete response (CRc).

Our 802 study, which is a Phase 1b/2 study designed to determine the safety, tolerability, and preliminary antileukemia activity of IMGN632 when administered in combination with azacytidine (AZA) and/or venetoclax (VEN) to patients with relapsed and frontline CD123-positive AML, is in the dose-escalation phase, enrolling relapsed and refractory patients to determine the recommended Phase 2 dose of IMGN632 for combination regimens. In the ASH abstract published in November 2021, responses were seen across all cohorts/doses and schedules (efficacy evaluable population, n=29). Higher intensity cohorts (n=20) were associated with higher response rates, including an ORR of 75% and a composite complete remission (CCR) rate of 40%. Significant activity was also observed in the FLT3 mutant subset (n=7), with ORR and CCR rates of 100% and 71%, respectively. The toxicity profile was manageable in this R/R AML population with multiple prior therapies. The most common treatment emergent adverse events all grades seen in >20% of patients were infusion-related reactions, febrile neutropenia, hypophosphatemia, dyspnea, pneumonia, and fatigue. One patient discontinued IMGN632 due to an infusion-related reaction. Cytopenias and infections were consistent with those observed with the AZA+VEN regimen in this relapsed/refractory population. No tumor lysis syndrome, veno-occlusive disease, capillary leak or cytokine release were observed. 30-day mortality was 0%.

We look forward to sharing additional data from this study in an oral presentation at ASH 2021.

We continue to advance additional pipeline programs. IMGC936 is an ADC in co-development with MacroGenics, Inc. that is designed to target ADAM9, an enzyme over-expressed in a range of solid tumors and implicated in tumor progression and metastasis. IMGC936 incorporates a number of innovations, including antibody engineering to extend half-life, site-specific conjugation with a fixed drug-antibody ratio to enable higher dosing, and a next-generation linker and payload designed for improved stability and bystander activity. We presented preclinical data on IMGC936 at the American Association for Cancer Research Annual Meeting in April 2021, demonstrating anti-tumor activity in multiple solid tumor models, we continue to enroll patients in the Phase 1 study for this program, and expect initial data in 2022.

IMGN151 is our next generation anti-FRα product candidate in preclinical development. This ADC integrates innovation in each of its components, which we believe may enable IMGN151 to address patient populations with lower levels of FRα expression, including tumor types outside of ovarian cancer. We expect to submit the IND application for IMGN151 by the end of 2021.

We have selectively licensed restricted access to our ADC platform technology to other companies to expand the use of our technology and to provide us with cash to fund our own programs. These agreements typically provide the licensee with rights to use our ADC platform technology with its antibodies or related targeting vehicles to a defined target in order to develop products. The licensee is generally responsible for the development, clinical testing, manufacturing, registration, and commercialization of any resulting product candidate. As part of these agreements, we generally are entitled to receive upfront fees, potential milestone payments, and potential royalties on any sales of resulting products.